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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ] Preliminary Proxy Statement      [ ] Confidential, for Use of the Com-
                                         mission Only (as permitted by
                                         Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Revised Materials
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 140.12a-12 14a-12


                          VAN KAMPEN SENIOR LOAN FUND

                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed per Exchange Act Rules 14a-6(i)(1) and 0-11.

[ ] Fee paid previously with preliminary materials.
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                      Q & A for Van Kampen Senior Loan Fund
                             ** Internal Use Only **

Q1. WHAT IS THE PURPOSE OF THIS PROXY?

A1. The purpose of this proxy statement is to elect new nominees to the Board of Trustees and to seek approval of shareholders to amend two fundamental policies of the Fund. The amendments to the Fund's fundamental policies that you are being asked to approve are to allow the Fund to:

         (a) use financial leverage to the maximum extent allowable under the Investment Company Act of 1940, as amended;

         (b) offer to repurchase its shares on a monthly basis.

Q2. WHY ARE YOU PROPOSING THE ELECTION OF 5 NEW TRUSTEES?

A2. The five new nominees for Trustees proposed for the fund reflect an effort to combine the Trustees of the Fund with the Trustees/Directors of boards of other Van Kampen funds managed by the adviser. The incumbent Trustees (and the nominees) believe that the addition of the five new Trustees will create efficiencies and improve the effectiveness of the Trustees' oversight of the Fund, as well as other Van Kampen funds, and the funds' management.

Q3. WHAT IS FINANCIAL LEVERAGING FOR INVESTMENT PURPOSES?

A3. Funds leverage their portfolio by borrowing money. The Fund seeks to use financial leverage for investment purposes to benefit the Fund's Common Shares. Generally speaking, if a Fund can borrow money and then invest the borrowed money in portfolio securities that have higher rates of return than the costs of borrowing and other expenses of the Fund, then the holders of Common Shares would have a net benefit.

Q4. WHAT IS THE FUND'S CURRENT LEVERAGING POLICY?

A4. The Fund presently has the ability to borrow but only to finance the repurchases of Common Shares; not for purchasing additional portfolio securities.

Q5. WHAT IS THE FUND'S PROPOSED LEVERAGING POLICY?

A5. The fund would like to utilize financial leverage for investment purposes -- to use the financial leverage to purchase additional portfolio assets consistent with the Fund's investment objective.

Q6. ARE THERE RISKS ASSOCIATED WITH FINANCIAL LEVERAGING?

A6. Leveraging a fund's portfolio has risks including, that the costs of the financial leverage exceed the income from investments made with such leverage, the higher volatility of the net


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asset value of the Common Shares, and that fluctuations in the interest rates on the borrowing or dividend rates on preferred shares may affect the yield and distributions to the Common Shareholders.

Q7. HOW WILL THE REPURCHASE PROCESS CHANGE IF THE PROPOSAL FOR MONTHLY REPURCHASE OFFERS IS APPROVED?

A7. The repurchase offers become monthly rather than quarterly. In addition, the Fund would provide notification of an upcoming repurchase offer no less than seven and no more than fourteen calendars days in advance of the repurchase request deadline. Under the current quarterly repurchase offer policy, notification is given no less than twenty-one and no more than forty-two calendar days in advance of the repurchase deadline.

Q8. WILL THE AMOUNT OF THE REPURCHASE OFFER IF CHANGE REPURCHASE OFFERS ARE CONDUCTED MONTHLY?

A8. Presently, the Fund anticipates that quarterly repurchase offers will be for up to 15% of shares outstanding. The Fund anticipates that monthly repurchase offers would be for up to 5% of shares outstanding.

Q9. WILL THE FUND'S COSTS INCREASE IF MONTHLY REPURCHASE OFFERS ARE APPROVED?

A9. There are increased costs of monthly versus quarterly repurchases, primarily due to increased printing and mailing costs and transaction expenses. Currently there are voluntary expense waivers and reimbursements in place by the Adviser so that shareholders would not have any increase in costs while such waivers and reimbursements remain in place. Because these waivers and reimbursements by the Adviser are voluntary, they may be discontinued at any time.

Q10. WHAT WILL HAPPEN IF THE SEC DOES NOT GRANT EXEMPTIVE RELIEF FOR MONTHLY REPURCHASE OFFERS?

A10. The Fund will continue with quarterly repurchase offers.

Q11. WILL THE MONTHLY REPURCHASE OFFERS BE AT THE SAME TIME EVERY MONTH OR COULD IT VARY?

A11. Pursuant to the Fund's policy, the repurchase offers will continue to be the third Friday of the month (or the preceding business day if such third Friday is not a business day). If approved, notification of an upcoming repurchase offer will be sent no less than seven and no more than fourteen calendar days in advance of the repurchase request deadline.

Q12. WILL THE DATES OF THE REPURCHASE OFFERS BE PRE-DETERMINED, AND IF SO, HOW FAR IN ADVANCE?

A12. If the proposal is approved and exemptive relief is granted by the SEC, the repurchase offers will continue to be the third Friday of the month (or the proceeding business day of such third Friday is not a business day).


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Q13. IF THE FUND'S COSTS INCREASE, DO YOU EXPECT IT TO HAVE A SUBSTANTIAL IMPACT
ON THE NAV OR DIVIDEND?

A13. See 9 above.

Q14. IN THE SENIOR LOAN FUND INDUSTRY, ARE MONTHLY OR QUARTERLY REPURCHASE OFFERS MORE COMMON?

A14. Quarterly repurchase offers are more common.

Q15. WILL A REPURCHASE OFFER DOCUMENT STILL BE REQUIRED FOR MONTHLY REPURCHASE OFFERS?

A15. Yes. See A11 above.

Q16. HOW DOES THE BOARD OF TRUSTEES RECOMMEND THAT I VOTE?

A16. After careful consideration, the Board of Trustees recommends that you vote "FOR ALL" of the nominees and "FOR" the proposals amending two of the Fund's fundamental policies.

Q17. HOW CAN I VOTE?

         (a) To vote by mail: Simply complete the proxy voting card and mail it back to the Proxy Tabulator address included on the envelope in their proxy mailing.

         (b) To vote via the telephone: They should call the 800 number that is located on their proxy card and follow the instructions provided.

         (c) To vote via the internet: They should visit www.proxyweb.com, enter their control number, and vote per the instructions provided.

The required control number for telephone or internet voting is on the proxy card. If you choose to cast your vote via the internet or by telephone, there is no need to mail the card.

Whichever method you choose, please take the time to read the entire proxy statement before you vote.

Q18. WHO IS PAYING FOR EXPENSES RELATED TO THE SHAREHOLDERS' MEETING?

A18. The Fund will bear the costs relating to the proxy statement preparation, printing, mailing and solicitation and the shareholder meeting; however, because of the current voluntary for waivers or reimbursements in place by the Fund's adviser, neither the Fund nor its shareholders would bear any costs related to the meeting while such waivers or reimbursements remain in place. The waivers or reimbursement can be terminated by the Fund's adviser at any time.

Q19. WHEN WILL THE RESULTS OF THE PROXY BE AVAILABLE?

A19. The special shareholder meeting is scheduled for June 23, 2006 at 9:00 a.m. Results of the meeting are expected to be available shortly after the meeting or any adjournment thereof.


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